Exhibit 4.2

NOVELLUS SYSTEMS, INC.

as Issuer

LAM RESEARCH CORPORATION

as Guarantor

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Trustee

First Supplemental Indenture

Dated as of June 4, 2012

to the

Indenture

Dated as of May 10, 2011

2.625% Senior Convertible Notes due 2041

FIRST SUPPLEMENTAL INDENTURE dated as of June 4, 2012, among Novellus Systems, Inc., a corporation duly organized and existing under the laws of the State of California, as Issuer (the “Company”), having its principal office at 4000 North First Street, San Jose, California 95134; Lam Research Corporation, a corporation duly organized and existing under the laws of the State of Delaware, as Guarantor (“Parent”), having its principal office at 4650 Cushing Parkway, Fremont, California 94538; and The Bank of New York Mellon Trust Company, N.A., a national banking association, as Trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of May 10, 2011 (as amended and supplemented, the “Indenture”), providing for the issuance of the Company’s 2.625% Senior Convertible Notes due 2041 (the “Securities”).

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of December 14, 2011 (the “Merger Agreement”), among Parent, BLMS Inc., a California corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, Parent will acquire all outstanding shares of the Company effective on the date hereof upon the consummation of the merger contemplated by the Merger Agreement (such time of effectiveness, the “Effective Time”).

WHEREAS, pursuant to Section 1.6(a) of the Merger Agreement, each share of common stock, no par value, of the Company (the “Company Shares”), issued and outstanding immediately prior to the Effective Time (other than any Company Shares to be canceled pursuant to Section 1.6(b) thereof and any Dissenting Company Shares (as defined in the Merger Agreement)) will be canceled and converted automatically into the right to receive 1.125 fully paid and nonassessable shares of common stock, par value $0.001 per share, of Parent (the “Parent Shares”).

WHEREAS, pursuant to Section 5.16(b) of the Merger Agreement, Parent has agreed to enter into a supplemental indenture in respect of the Securities containing the provisions required by the Indenture, including a provision that, at the Effective Time, (1) each outstanding Security will no longer be convertible into Company Shares and will be convertible solely into Parent Shares and cash, pursuant to, and in accordance with, the terms of the Indenture, and (2) Parent will assume all of the obligations of the Company under the Securities, any coupons appertaining thereto and the Indenture.

WHEREAS, Section 8.07(a) of the Indenture requires that, upon the occurrence of, among other things, any consolidation, merger or combination of the Company with another Person, in each case as a result of which the Company Shares would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert a Security will be changed to a right to convert each $1,000 principal amount of such Security into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of Company Shares equal to the Conversion Rate immediately prior to such transaction would have owned or been entitled to receive (the “Reference Property”) upon such transaction.

WHEREAS, Section 10.01 of the Indenture provides, among other things, that the Company shall not consolidate with or merge into any other Person unless the Surviving Entity expressly assumes by supplemental indenture, executed and delivered to the Trustee, all of the Company’s obligations under the Securities and the Indenture and that, if upon the occurrence of any such consolidation, merger, sale, conveyance, transfer or lease the Securities would become convertible into securities issued by an issuer other than the Surviving Entity, the issuer of the securities into which the Securities have become convertible shall fully and unconditionally guarantee, on a senior basis, the Surviving Entity’s obligations under the Securities.

WHEREAS, Section 14.01 of the Indenture provides that, without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental thereto, in form satisfactory to the Trustee, to, among other things, provide for the assumption by a successor corporation of the Company’s obligations under the Indenture, add guarantees with respect to the Securities and make any change that does not adversely affect the rights of any Holder.

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH, for and in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, it is mutually agreed, for the benefit of the Company and the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE 1

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01. Definitions. As used in this First Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as defined therein. The words “herein,” “hereof” and “hereby” and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular section hereof.

Section 1.02. Conflict with Trust Indenture Act. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required hereunder to be a part of and govern this First Supplemental Indenture, the latter provision shall control. If any provision of this First Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, such provision shall be deemed to apply to this First Supplemental Indenture as so modified or to be excluded, as the case may be.

Section 1.03. Effect of Headings and Table of Contents. The Article and Section headings in this First Supplemental Indenture are for convenience only and shall not affect the construction hereof, and all Article and Section references are to Articles and Sections, respectively, of this First Supplemental Indenture unless otherwise expressly stated.

Section 1.04. Successors and Assigns. All covenants and agreements in this First Supplemental Indenture by the Company and Parent shall bind their respective successors and assigns, whether so expressed or not.

Section 1.05. Severability Clause. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 1.06. Benefits of First Supplemental Indenture. Nothing in this First Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their respective successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.

Section 1.07. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof. Parent, the Company and the Trustee each hereby irrevocably submits to the jurisdiction of any New York State court sitting in the Borough of Manhattan in the City of New York or any federal court sitting in the Borough of Manhattan in the City of New York in respect of any suit, action or proceeding arising out of or relating to this Indenture, the Guarantee and the Securities, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts. EACH OF THE COMPANY, PARENT AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 1.09. Execution in Counterparts. This First Supplemental Indenture may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or Portable Document Format (PDF) transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. The parties hereto agree to deliver an originally executed First Supplemental Indenture to the Trustee.

Section 1.10. No Adverse Interpretation of Other Agreements. This First Supplemental Indenture may not be used to interpret any indenture, loan or debt agreement of any of Parent, the Company or any of its Subsidiaries other than the indebtedness under the Indenture and the Securities as expressly amended by this First Supplemental Indenture. Any such other indenture, loan or debt agreement may not be used to interpret this First Supplemental Indenture.

Section 1.11. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended by this First Supplemental Indenture, each of the Indenture and the Securities outstanding thereunder is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of, and shall be read and construed together with, the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 1.12. Trustee’s Responsibilities. The Trustee is not responsible for the validity or the sufficiency of this First Supplemental Indenture or for the recitals herein.

ARTICLE TWO

ASSUMPTION OF OBLIGATIONS

Section 2.01. Assumption of Obligations. At the Effective Time, Merger Sub will merge with and into the Company, with the Company as the Surviving Company. The Company shall remain obligated as the Issuer under the Indenture. As required by Section 10.01(b) of the Indenture, the Company, as the Surviving Company (as defined in the Merger Agreement) in the Merger, hereby expressly assumes all of the obligations of the Company under the Securities and the Indenture.

ARTICLE THREE

AMENDMENTS OF THE INDENTURE

Section 3.01. Amendments and Additions of Certain Definitions.

(a) The following shall be added as additional definitions in Section 1.01 of the Indenture in appropriate alphabetical sequence:

““First Supplemental Indenture” means the First Supplemental Indenture, dated as of June 4, 2012, among the Company, Parent and the Trustee.”

““Guarantee” has the meaning specified in Section 15.01.”

““Parent” means the Person named as “Parent” in the First Supplemental Indenture until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Parent” shall mean such successor Person.”

(b) The definitions of “Fundamental Change” and “Last Reported Sale Price” in Section 1.01 of the Indenture shall be amended by replacing all references to the phrase “the Company” with “Parent.”

(c) The definition of “Common Stock” in Section 1.01 of the Indenture shall be amended and restated in full as follows:

““Common Stock” means the shares of common stock, par value $0.001 per share, of Parent as they exist on the date of the First Supplemental Indenture or any other shares of Capital Stock of Parent into which the Common Stock shall be reclassified or changed or, in the event of a merger, consolidation or other similar transaction involving Parent that is otherwise permitted hereunder in which Parent is not the surviving corporation, the common stock, common equity interests, ordinary shares or depositary shares or other certificates representing common equity interests of such surviving corporation or its direct or indirect parent corporation.”

(d) The definition of “Company Request” or “Company Order” in Section 1.01 of the Indenture shall be amended and restated in full as follows:

““Company Request” or “Company Order” means a written request or order signed in the name of the Company by its Chairman of the Board of Directors, its Vice Chairman of the Board of Directors, its President, any Vice President, its Chief Financial Officer, its Treasurer, an Assistant Treasurer, its Secretary or an Assistant Secretary, and delivered to the Trustee. In each case where this Indenture requires the delivery of a Company Request or Company Order, such request or order may be signed in the name of Parent by its Chairman of the Board of Directors, its Vice Chairman of the Board of Directors, its President, any Vice President, its Chief Financial Officer, its Treasurer, an Assistant Treasurer, its Secretary or an Assistant Secretary, and delivered to the Trustee on behalf of the Company.”

(e) The definition of “Corporate Trust Office” in Section 1.01 of the Indenture shall be amended and restated in full as follows:

““Corporate Trust Office” means the office of the Trustee at which the corporate trust business of the Trustee shall, at any particular time, be principally administered, which office is located at 400 South Hope Street, Suite 400, Los Angeles, California 90071, Attention: Corporate Trust Unit.”

(f) The definition of “Daily Share Cap” in Section 1.01 of the Indenture shall be amended and restated in full as follows:

““Daily Share Cap” means 1.3389 shares of Common Stock per $1,000 principal amount of Securities, which is equivalent to the quotient of (i) the product of (A) 19.99% of the number of shares of common stock, no par value, of the Company (the “Company Common Stock”) outstanding immediately prior to the Issue Date and (B) 1.125, which is the number of shares of Common Stock issued in respect of each share of Company Common Stock issued and outstanding immediately prior to the effective time of the merger of BLMS Inc., a California corporation and wholly owned subsidiary of Parent, with and into the Company, pursuant to which the Company became a wholly owned subsidiary of Parent, divided by (ii) the product of (A) the aggregate Principal Amount of Securities Outstanding on the Issue Date (expressed in thousands) and (B) the number of Trading Days in the Observation Period; provided that to the extent that additional Securities are issued pursuant to the Initial Purchasers’ overallotment right granted pursuant to the Purchase Agreement, the Daily Share Cap shall be adjusted with such additional Securities included in “the aggregate Principal Amount of Securities Outstanding on the Issue Date” in the preceding equation.”

(g) The definition of “Officers’ Certificate” in Section 1.01 of the Indenture shall be amended and restated in full as follows:

““Officers’ Certificate” means a certificate signed by (i) the President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Legal Officer, General Counsel, any Executive Vice President or any Senior Vice President, and (ii) the Treasurer, an Assistant Treasurer, the Secretary, an Assistant Secretary or the Controller of the Company and delivered to the Trustee. One of the officers signing an Officers’ Certificate given pursuant to Section 5.05 shall be the principal executive, financial or accounting officer of the Company. In each case where this Indenture requires the delivery of an Officers’ Certificate, including, without limitation, Section 5.05, such Officers’ Certificate may be signed by (i) the President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Legal Officer, General Counsel, any Executive Vice President or any Senior Vice President of Parent, and (ii) the Treasurer, an Assistant Treasurer, the Secretary, an Assistant Secretary or the Controller of Parent, and delivered to the Trustee by Parent on behalf of the Company.”

(h) The definition of “Opinion of Counsel” in Section 1.01 of the Indenture shall be amended and restated in full as follows:

““Opinion of Counsel” means a written opinion reasonably acceptable to the Trustee of counsel, who may be external or in-house counsel for Parent or the Company.”

(i) The definition of “Outstanding” in Section 1.01 of the Indenture shall be amended and restated in full as follows:

““Outstanding,” when used with respect to Securities, means, as of the date of determination, all Securities theretofore authenticated and delivered under this Indenture, except:

(i) Securities theretofore cancelled by the Trustee or accepted by the Trustee for cancellation;

(ii) Securities, or portions thereof, for whose payment, redemption or repurchase money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than Parent or the Company) in trust or set aside and segregated in trust by Parent or the Company (if Parent or the Company shall act as Paying Agent) for the Holders of such Securities; provided that if such Securities are to be redeemed or repurchased prior to the maturity thereof, notice of such redemption or repurchase shall have been given to the Holders as herein provided, or provision satisfactory to a Responsible Officer of the Trustee shall have been made for giving such notice; and

(iii) Securities that have been paid or in exchange for or in lieu of which other Securities have been authenticated and delivered pursuant to this Indenture;

provided, however, that, in determining whether the Holders of the requisite Principal Amount of the Outstanding Securities have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Securities owned by the Company or any other obligor upon the Securities or any Affiliate of the Company or of such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Securities which a Responsible Officer of the Trustee actually knows to be so owned shall be so disregarded. Securities so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Securities and that the pledgee is not the Company or any other obligor upon the Securities or any Affiliate of the Company or of such other obligor.”

(j) The definition of “Stock Transfer Agent” in Section 1.01 of the Indenture shall be amended and restated in full as follows:

““Stock Transfer Agent” means Computershare Shareowner Services LLC or such other Person as may be designated by Parent as the transfer agent for the Common Stock.”

(k) The definition of “Subsidiary” in Section 1.01 of the Indenture shall be amended and restated in full as follows:

““Subsidiary” means a corporation, limited liability company, partnership or other entity more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by Parent or the Company, as the context requires, or by one or more other Subsidiaries of Parent or the Company, as the context requires, or by Parent or the Company, as the context requires, and one or more other of their respective Subsidiaries. For the purposes of this definition, “voting stock” means stock or other equity interest which ordinarily has voting power for the election of directors or managers (or the equivalent), whether at all times or only so long as no senior class of stock or other equity interest has such voting power by reason of any contingency.”

(l) The definition of “Unrestricted Stock CUSIP” in Section 1.01 of the Indenture shall be deleted.

(m) The definition of “Vice President” in Section 1.01 of the Indenture shall be amended and restated in full as follows:

““Vice President,” when used with respect to Parent, the Company or the Trustee, means any vice president, whether or not designated by a number or a word or words added before or after the title “vice president.””

(n) The definition of “Volume-Weighted Average Price” in Section 1.01 of the Indenture shall be amended and restated in full as follows:

““Volume-Weighted Average Price” means for any Trading Day the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “LRCX.UQ <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by Parent or the Company). The Volume-Weighted Average Price will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.”

Section 3.02. Amendments of Certain Provisions of the Indenture.

(a) The following sections of the Indenture shall be amended by replacing all references to the phrase “the Company” with “Parent”:

•	Section 3.09(b)(iii);

•	Section 4.02(a)(ii);

•	Section 8.01(a)(iv);

•	Section 8.01(a)(v);

•	Section 8.02(h);

•	Section 8.03;

•	Section 8.04;

•	Section 8.05;

•	Section 8.07(a)(ii);

•	Section 8.07(a)(iii);

•	Section 8.08;

•	The third sentence of Section 8.09;

•	Section 8.10;

•	Section 8.11;

•	Section 8.12;

•	Section 9.03(a); and

•	Section 9.03(c).

(b) The following sections of the Indenture shall be amended by replacing all references to the phrase “the Company” with “Parent or the Company”:

•	Section 1.02;

•	Section 1.03;

•	The first sentence of Section 3.05(a);

•	Section 3.05(c);

•	Section 5.12;

•	Section 9.01(c) (provided that in such Section, the replacement shall be: “Parent’s or the Company’s”);

•	Section 9.01(d);

•	Section 9.01(e);

•	Section 9.01(f);

•	Section 11.03(b);

•	Section 11.03(f);

•	Section 11.03(k); and

•	Section 11.05.

(c) Section 1.04 shall be amended by replacing all references to the phrase “the Company” with “Parent or the Company, as applicable” and inserting a “,” after “applicable”, unless a “,” or “.” otherwise follows such phrase as so amended.”

(d) Section 1.05 shall be amended and restated in full as follows:

“Section 1.05. Notices, Etc., to Trustee, Parent and Company. Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this Indenture to be made upon, given or furnished to, or filed with:

(i) the Trustee by any Holder or by Parent or the Company shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing (including facsimile) to or with the Trustee at its applicable Corporate Trust Office; or

(ii) Parent or the Company by the Trustee or by any Holder shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing (including facsimile) and mailed, first-class postage prepaid, to Parent addressed to it at the address of its principal office specified in the first paragraph of this instrument or at any other address previously furnished in writing to the Trustee by Parent, Attention: General Counsel.

The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods, provided, however, that the Trustee shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced by a duly executed addendum to such incumbency certificate whenever a person is to be added or deleted from the listing. If Parent or the Company elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s reasonable understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with Parent’s or the Company’s instructions. Each of Parent and the Company agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.

Notwithstanding any other provision of this Indenture or the Securities, (1) where this Indenture or the Securities provide for notice by Parent or the Company to a Holder or to the Trustee of any event (including a Fundamental Change Company Notice, a Fundamental Change Repurchase Notice or a notice of a Make-Whole Fundamental Change), such notice shall be sufficiently given if given by Parent, and (2) where this Indenture or the Securities provide for notice by the Trustee or by any Holder to Parent or the Company, such notice shall be sufficiently given if given to Parent.”

(e) Section 1.09 shall be amended and restated in full as follows:

“Section 1.09. Successors and Assigns. All covenants and agreements in this Indenture by Parent or the Company shall bind its respective successors and assigns, whether so expressed or not.”

(f) Section 1.12 shall be amended and restated in full as follows:

“Section 1.12. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Indenture and the Securities shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof. Parent, the Company and the Trustee each hereby irrevocably submits to the jurisdiction of any New York State court sitting in the Borough of Manhattan in the City of New York or any federal court sitting in the Borough of Manhattan in the City of New York in respect of any suit, action or proceeding arising out of or relating to this Indenture, the Guarantee and the Securities, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts. EACH OF PARENT, THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE GUARANTEE, THE SECURITIES OR THE TRANSACTIONS CONTEMPLATED HEREBY.”

(g) Section 1.14 shall be amended and restated in full as follows:

“Section 1.14. No Recourse Against Others. None of Parent’s or the Company’s, or of any successor entity’s, direct or indirect shareholders, employees, officers or directors, as such, past, present or future, shall have any personal liability in respect of the obligations of Parent or the Company, respectively, under the Indenture or the Securities solely by reason of his or its status as such shareholder, employee, officer or director.”

(h) Section 1.18 shall be amended and restated in full as follows:

“Section 1.18. Calculations. Except as otherwise provided herein, Parent, the Company or their respective agents (other than the Trustee) will be responsible for making all calculations and determinations called for under the Indenture and the Securities. Parent, the Company or their respective agents (other than the Trustee) will make all such calculations and determinations in good faith and, absent manifest error, its calculations and determinations will be final and binding on Holders. Parent or the Company, as applicable, upon request will provide a schedule of its calculations to the Trustee, and the Trustee is entitled to rely conclusively upon the accuracy of Parent’s or the Company’s calculations and determinations without independent verification. The Trustee will deliver a copy of any such schedule provided to it to any Holder upon the written request of such Holder.”

(i) Section 2.01(d) shall be amended and restated in full as follows:

“(d) Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Security held on their behalf by the Depositary, or the Trustee as its custodian, or under the Global Security, and the Depositary may be treated by Parent, the

Company, the Trustee and any agent of Parent, the Company or the Trustee as the absolute owner of the Global Security for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent Parent, the Company, the Trustee or any agent of Parent, the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of any Holder.”

(j) The third paragraph of the Form of Face of Security in Section 2.02 shall be amended and restated in full as follows:

“Reference is made to the further provisions of this Security set forth on the reverse hereof, including, without limitation, provisions giving the Company the right to redeem this Security under certain circumstances and provisions giving the Holder the right to convert this Security into Common Stock of Parent and to require the Company to repurchase this Security upon certain events, in each case, on the terms and subject to the limitations referred to on the reverse hereof and as more fully specified in the Indenture. Such further provisions shall for all purposes have the same effect as though fully set forth at this place. Capitalized terms used but not defined herein shall have such meanings as are ascribed to such terms in the Indenture.”

(k) Section 2.03 shall be amended as follows:

(1)	The second paragraph of the Form of Reverse of Security shall be amended by replacing all references to the phrase “the Company” with “Parent.”

(2)	The seventh paragraph of the Form of Reverse of Security shall be amended and restated in full as follows:

“Conversion. Subject to and in compliance with the provisions of the Indenture (including without limitation the conditions of conversion of this Security set forth in Article 8 thereof), the Holder hereof has the right, at its option, to convert the Principal Amount hereof or any portion of such principal which is $1,000 or an integral multiple thereof, into, subject to Section 8.01 of the Indenture, cash and shares of Common Stock, if any, at the Conversion Rate. The Conversion Rate as of the date of the First Supplemental Indenture is 28.4781 shares of Common Stock per $1,000 Principal Amount of Securities, subject to adjustment in certain events described in the Indenture. Upon conversion, the Company shall deliver, for each $1,000 principal amount of Securities being converted, cash and shares of Common Stock, if any, equal to the Settlement Amount in accordance with the Indenture. No fractional shares will be issued upon any conversion, but an adjustment and payment in cash will be made, as provided in the Indenture, in respect of any fraction of a share which would otherwise be issuable upon the surrender of any Securities for conversion.

Securities in respect of which a Holder is exercising its right to require repurchase on a Fundamental Change Repurchase Date may be converted only if such Holder withdraws its election to exercise such right in accordance with the terms of the Indenture.”

(3)	The ninth paragraph of the Form of Reverse of Security shall be amended and restated in full as follows:

“Subject to certain limitations in the Indenture, at any time when Parent or the Company is not subject to Section 13 or 15(d) of the United States Securities Exchange Act of 1934, as amended, upon the request of a Holder of a Restricted Security, Parent and/or the Company, as applicable, will promptly furnish or cause to be furnished Rule 144A Information (as defined below) to such Holder of Restricted Securities, or to a prospective purchaser of any such security designated by any such Holder, to the extent required to permit compliance by any such Holder with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). “Rule 144A Information” shall be such information as is specified pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto).”

(4)	The eleventh paragraph of the Form of Reverse of Security shall be amended and restated in full as follows:

“The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of Parent and the Company and the rights of the Holders of the Securities under the Indenture at any time by Parent, the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate Principal Amount of the Outstanding Securities. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate Principal Amount of the Outstanding Securities, on behalf of the Holders of all the Securities, to waive compliance by Parent or the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of any provision of or applicable to this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.”

(5)	The fourteenth paragraph of the Form of Reverse of Security shall be amended and restated in full as follows:

“As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of Parent in Fremont, California, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security

Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for the same aggregate Principal Amount, will be issued to the designated transferee or transferees.”

(6)	The first line of the Conversion Notice shall be amended and restated in full as follows:

“If you want to convert this Security into Common Stock of Parent, check the box:  ☐”

(l) The second paragraph of Section 3.05(b) shall be amended and restated in full as follows:

“If the Company or Parent fails to maintain a Security Registrar, Paying Agent or Conversion Agent, the Trustee will act as such Security Registrar, Paying Agent or Conversion Agent and will be entitled to appropriate compensation therefor pursuant to Section 11.07 hereof. Parent, the Company or any of their respective domestically incorporated wholly owned Subsidiaries may act as the Security Registrar, the Paying Agent or the Conversion Agent; provided, however, that upon any bankruptcy or reorganization proceedings relating to Parent, the Company or any wholly owned Subsidiary thereof, the Trustee will serve as the Paying Agent.”

(m) Section 3.13 shall be amended and restated in full as follows:

“Section 3.13. Persons Deemed Owners. Prior to due presentment of a Security for registration of transfer, Parent, the Company, the Trustee, the Security Registrar and any agent of Parent, the Company, the Trustee or the Security Registrar may treat the Person in whose name such Security is registered as the owner of such Security for the purpose of receiving payment of the principal of such Security and for all other purposes whatsoever, whether or not such Security be overdue, and neither Parent, the Company, the Trustee, the Security Registrar nor any agent of Parent, the Company, the Trustee or the Security Registrar shall be affected by notice to the contrary.”

(n) The second sentence of Section 4.03 shall be amended and restated in full as follows:

“The Company shall determine whether Holders are entitled to receive Contingent Interest, and if so, the Company, or Parent on behalf of the Company, shall provide written notice to the Bid Solicitation Agent and issue a press release as required by Section 4.05.”

(o) Section 4.05 shall be amended and restated in full as follows:

“Section 4.05. Contingent Interest Notification. Subject to Section 4.02(b), by the third Business Day of a six-month Interest payment period for which

Contingent Interest specified in Section 4.02(a)(i) will be paid, the Company, or Parent on behalf of the Company, will disseminate a press release through a recognized wire service stating that Contingent Interest will be paid on the Securities and identifying such six-month Interest payment period as the six-month Interest payment period for which such Contingent Interest will be paid. By the third Business Day following the designation by Parent’s Board of Directors of an extraordinary cash dividend or distribution as an Extraordinary Dividend pursuant to Section 4.02(a)(ii), the Company, or Parent on behalf of the Company, will disseminate a press release through a recognized wire service stating that Contingent Interest will be paid on the Securities and identifying the Record Date for the payment of such Contingent Interest and the amount of such extraordinary cash dividend or distribution payable with respect to each share of the Common Stock.”

(p) Section 5.06 shall be amended and restated in full as follows:

“Section 5.06. Existence. Subject to Article 10, each of Parent and the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided, however, that neither Parent nor the Company shall be required to preserve any such right or franchise if Parent shall determine that the preservation thereof is no longer desirable in the conduct of the business of Parent and its Subsidiaries, taken as a whole, and that the loss thereof is not disadvantageous in any material respect to the Holders.”

(q) Section 5.07 shall be amended and restated in full as follows:

“Section 5.07. Rule 144A Information Requirement. Within the period prior to the expiration of the holding period applicable to sales of Securities or any Common Stock issuable on conversion thereof under Rule 144 under the Securities Act (or any successor provision), each of Parent and the Company covenants and agrees that it shall, during any period in which it is not subject to Section 13 or 15(d) under the Exchange Act, make available to any Holder or beneficial Holder of such Securities or any such Common Stock, in each case which continue to be Restricted Securities, in connection with any sale thereof and any prospective purchasers of Securities or such Common Stock from such Holder or beneficial holder, the information required pursuant to Rule 144A(d)(4) under the Securities Act upon the request of any Holder or beneficial holder of the Securities or such Common Stock and it will take such further action as any Holder or beneficial holder of such Securities or such Common Stock may reasonably request, all to the extent required from time to time to enable such Holder or beneficial holder to sell its Securities or Common Stock without registration under the Securities Act within the limitation of the exemption provided by Rule 144A. Upon the request of any Holder or any beneficial holder of the Securities or such Common Stock, Parent or the Company, as applicable, will deliver to such Holder a written statement as to whether it has complied with such requirements.”

(r) Section 5.10 shall be amended and restated in full as follows:

“Section 5.10. Commission Filings and Reports. Each of the Company and Parent covenants to comply with Section 314(a) of the Trust Indenture Act as it relates to reports, information and documents that the Company or Parent, as applicable, may be required to file with the Trustee pursuant to such Section 314(a) and with the Commission pursuant to Section 13 or 15(d) of the Exchange Act or otherwise by the Exchange Act, the Trust Indenture Act or other rules and regulations of the Commission and to file such reports, information and documents with the Trustee within 45 days after the same is required to be filed with the Commission (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act); provided that in each case the delivery of materials to the Trustee by electronic means or filing pursuant to the Commission’s “EDGAR” system (or any successor electronic filing system) shall be deemed to constitute “filing” with the Trustee for purposes of this Section 5.10. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s and Parent’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).”

(s) The final sentence of Section 5.14 shall be amended and restated in full as follows:

“A Holder may obtain the Issue Date, yield to maturity, comparable yield and the projected payment schedule by submitting a written request for such information to: Lam Research Corporation, 4650 Cushing Parkway, Fremont, CA 94538 Attention: Corporate Treasurer.”

(t) The first paragraph of Section 6.03 shall be amended and restated in full as follows:

“Section 6.03. Notice of Redemption. At least 30 Scheduled Trading Days but not more than 50 Scheduled Trading Days before the applicable Redemption Date, the Company, or Parent on behalf of the Company, shall deliver notice of any redemption by first-class mail, postage prepaid, to the Trustee, the Paying Agent and each Holder (or with respect to DTC, by electronic transmission) and disseminate a press release through a recognized wire service.”

(u) The first paragraph of Section 7.01(b) shall be amended and restated in full as follows:

“(b) Fundamental Change Company Notice. On or before the 20th Business Day immediately following the effective date of a Fundamental Change, the Company shall provide to all Holders of record of the Securities and the Trustee and Paying Agent a notice (the “Fundamental Change Company

Notice”) of the occurrence of such Fundamental Change and of the repurchase right at the option of the Holders arising as a result thereof. Such mailing shall be by first class mail. Simultaneously with providing such Fundamental Change Company Notice, the Company shall publish a notice containing the information included therein once in a newspaper of general circulation in the City of New York or publish such information on Parent’s website or through such other public medium as the Company may use at such time.”

(v) The final paragraph of Section 8.01 shall be amended and restated in full as follows:

“The Conversion Rate on and after the date of the First Supplemental Indenture (subject to adjustment as provided in this Indenture) is 28.4781 shares of Common Stock per $1,000 Principal Amount.”

(w) The final paragraph of Section 8.02(b) shall be amended and restated in full as follows:

“(b) In the event that the Daily Share Amount for any Trading Day during the Observation Period exceeds the Daily Share Cap, the Company will deliver cash in lieu of such excess shares based on the Volume-Weighted Average Price of the Common Stock on such Trading Day, unless Parent has received shareholder approval as required by The NASDAQ Global Select Market (or the rules of the primary United States national or regional securities exchange or market on which the Common Stock is then listed or admitted to trading) for issuance of such excess shares at the time of conversion.”

(x) Section 8.06 shall be amended and restated in full as follows:

“Section 8.06. Adjustment in Connection with a Make-Whole Fundamental Change. (a) If a Holder elects to convert Securities at any time following Parent’s or the Company’s delivery of a notice of a Make-Whole Fundamental Change and until (i) if such Make-Whole Fundamental Change is a Fundamental Change, the Fundamental Change Repurchase Date for such Fundamental Change, and (ii) if such Make-Whole Fundamental Change is not a Fundamental Change, the 35th Business Day immediately following the effective date of such Make-Whole Fundamental Change, the Conversion Rate for such Securities will be increased by an additional number of shares of Common Stock (the “Additional Shares”) as described below.

(b) The number of Additional Shares by which the Conversion Rate will be increased shall be determined by reference to the table attached as Exhibit B hereto, based on the date on which the Make-Whole Fundamental Change occurs or becomes effective (the “Make-Whole Effective Date”) and the Stock Price; provided that if the actual Stock Price is between two Stock Price amounts in such table or the Make-Whole Effective Date is between two Make-Whole Effective Dates in such table, the number of Additional Shares shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the next higher and next lower Stock Price amounts and the two nearest Make-Whole Effective Dates, as applicable, based on a 365-day year; provided further that if (1) the Stock Price is greater than $75.56 per share of Common Stock (subject to adjustment in the same manner as set forth in Section 8.03), no Additional Shares will be added to the Conversion Rate, and (2) the Stock Price is less than $29.26 per share (subject to adjustment in the same manner as set forth in Section 8.03), no Additional Shares will be added to the Conversion Rate. Notwithstanding the foregoing, in no event will the Conversion Rate, as a result of a Make-Whole Fundamental Change, exceed 34.1738 shares per $1,000 Principal Amount (subject to adjustment in the same manner as set forth in Section 8.03).

(c) The Stock Prices set forth in the first row of the table in Exhibit B hereto shall be adjusted as of any date on which the Conversion Rate of the Securities is adjusted. The adjusted Stock Prices shall equal the Stock Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate in effect immediately prior to the adjustment giving rise to the Stock Price adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of Additional Shares within the table shall be adjusted in the same manner as the Conversion Rate as set forth in Section 8.03 (other than by operation of an adjustment to the Conversion Rate by adding Additional Shares).

(d) The table in Exhibit B hereto sets forth the hypothetical Stock Price and the number of Additional Shares to be received per $1,000 Principal Amount of Securities.

(e) Upon surrender of Securities for conversion in connection with a Make-Whole Fundamental Change, Parent or the Company shall deliver an amount of cash and a number of shares of Common Stock pursuant to Section 8.02, provided, however, that if the Observation Period applicable to such Security ends on or prior to the effective date for such Make-Whole Fundamental Change, Parent or the Company shall deliver the portion of the Settlement Amount corresponding to the Additional Shares, if any, on the third Business Day immediately following the effective date for such Make-Whole Fundamental Change (for the avoidance of doubt, if an anticipated Make-Whole Fundamental Change does not occur, the Holder will not receive any portion of the Settlement Amount corresponding to such Additional Shares), and provided further that if the Holder converts its Securities after the effective date of such Make-Whole Fundamental Change and such Make-Whole Fundamental Change is described in clause (2) of the definition of Fundamental Change (regardless of the proviso to such clause) and the consideration for Common Stock in such Make-Whole Fundamental Change is comprised entirely of cash, the conversion obligation per $1,000 principal amount of Securities will be calculated based solely on the Stock Price for the transaction and will be deemed to be an amount equal to the applicable Conversion Rate (including any adjustment as described in this

Section 8.06) multiplied by such Stock Price. In such event, the Company will pay the conversion obligation in cash on the third Business Day following the Conversion Date. Parent or the Company, or Parent on behalf of the Company, will notify Holders of the effective date of any Make-Whole Fundamental Change and disseminate a press release through a recognized wire service announcing such effective date no later than five Business Days after such effective date.

(f) Parent shall notify Holders of the Securities, the Trustee and the Paying Agent of a Make-Whole Fundamental Change and the anticipated effective date of such Make-Whole Fundamental Change and disseminate a press release through a recognized wire service announcing the same no later than the 30th Scheduled Trading Day immediately preceding the anticipated effective date of such Make-Whole Fundamental Change, or, if Parent does not have knowledge of such Make-Whole Fundamental Change or such anticipated effective date at such time, on the third Business Day immediately following the date on which Parent receives notice, or otherwise becomes aware, of such Make-Whole Fundamental Change and such anticipated effective date, but in no event later than the actual effective date for such Make-Whole Fundamental Change.”

(y) Section 9.01(g) shall be amended and restated in full as follows:

“(g) (A) failure by Parent, the Company or any of their Significant Subsidiaries to make any payment in an amount in excess of $25 million by the end of any applicable grace period after maturity of indebtedness for money borrowed and continuance of such failure, or (B) the acceleration of indebtedness for borrowed money in an amount in excess of $25 million because of a default by Parent, the Company or one of their Significant Subsidiaries with respect to such indebtedness without such indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled for a period of 30 days;”

(z) Section 9.01(h) shall be amended and restated in full as follows:

“(h) the entry by a court having jurisdiction over Parent, the Company or their Significant Subsidiaries of (i) a decree or order for relief in respect of Parent, the Company or any of their Significant Subsidiaries of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging Parent, the Company or any of their Significant Subsidiaries as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of Parent, the Company or any of their Significant Subsidiaries under any applicable federal or state law or (iii) appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Parent, the Company or any of their Significant Subsidiaries, or of any substantial part of Parent’s, the Company’s or any of their Significant Subsidiaries’ property, or ordering the winding up or liquidation of Parent’s, the Company’s or any of their Significant Subsidiaries’ affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or”

(aa) Section 9.01(i) shall be amended and restated in full as follows:

“(i) the commencement by Parent, the Company or any of their Significant Subsidiaries of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by Parent, the Company or any of their Significant Subsidiaries to the entry of a decree or order for relief in respect of Parent, the Company or any of their Significant Subsidiaries in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against Parent, the Company or any of their Significant Subsidiaries, or the filing by Parent, the Company or any of their Significant Subsidiaries of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by Parent, the Company or any of their Significant Subsidiaries to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Parent, the Company or any of their Significant Subsidiaries or of any substantial part of Parent’s, the Company’s or any of their Significant Subsidiaries’ property, or the making by Parent, the Company or any of their Significant Subsidiaries of an assignment for the benefit of creditors, or the admission by Parent, the Company or any of their Significant Subsidiaries in writing of Parent’s, the Company’s or any of their Significant Subsidiaries’ inability to pay its debts generally as they become due, or the taking of corporate action by Parent, the Company or any of their Significant Subsidiaries in furtherance of any such action.”

(bb) Section 9.02(a) shall be amended and restated in full as follows:

“(a) If an Event of Default (other than those specified in Sections 9.01(h) and 9.01(i) with respect to Parent, the Company or any of their respective Significant Subsidiaries) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate Principal Amount of the Outstanding Securities may declare the Principal Amount plus accrued and unpaid Interest on all the Outstanding Securities to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such Principal Amount plus accrued and unpaid Interest shall become immediately due and payable.”

(cc) Section 9.02(b) shall be amended and restated in full as follows:

“(b) Notwithstanding the foregoing, in the case of an Event of Default specified in Section 9.01(h) or Section 9.01(i) with respect to Parent, the Company or any of their respective Significant Subsidiaries, the Principal

Amount plus accrued and unpaid Interest on all Outstanding Securities will ipso facto become due and payable without any declaration or other act on the part of the Trustee or any Holder.”

(dd) Section 9.09 shall be amended by replacing all references to the phrase “the Company” with “Parent, the Company”.

(ee) Section 10.01 shall be amended and restated in full as follows:

“Section 10.01. Parent and Company May Consolidate, etc., Only on Certain Terms.

(a) The Company shall not consolidate with or merge into any other Person or sell, convey, transfer or lease all or substantially all of its properties and assets or all or substantially all of the Company’s and its Subsidiaries’ consolidated properties and assets, to any Person, unless:

(i) the resulting, surviving or transferee Person is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

(ii) the surviving entity or the other entity to which such sale, conveyance, transfer or lease has been made (the “Surviving Entity”), as applicable, expressly assumes by supplemental indenture, executed and delivered to the Trustee, all of the Company’s obligations under the Securities and this Indenture; and

(iii) immediately after giving effect to such transaction, no Default has occurred and is continuing.

(b) Parent shall not consolidate with or merge into any other Person or sell, convey, transfer or lease all or substantially all of its properties and assets or all or substantially all of Parent’s and its Subsidiaries’ consolidated properties and assets, to any Person, unless:

(i) the resulting, surviving or transferee Person is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

(ii) the Surviving Entity expressly assumes by supplemental indenture, executed and delivered to the Trustee, all of Parent’s obligations under the Securities and this Indenture;

(iii) immediately after giving effect to such transaction, no Default has occurred and is continuing; and

(iv) if upon the occurrence of any such consolidation, merger, sale, conveyance, transfer or lease the Securities would become convertible into securities issued by an issuer other than the Surviving Entity, the issuer of the securities into which the Securities have become convertible shall fully and unconditionally guarantee, on a senior basis, the Surviving Entity’s obligations under the Securities.”

(ff) Section 10.02 shall be amended and restated in full as follows:

“Section 10.02. Successor Substituted.

(a) Upon any consolidation of the Company with, or merger of the Company into, any other Person or any conveyance, transfer or lease of all or substantially all of the properties and assets of the Company or of the Company and its Subsidiaries in accordance with Section 10.01(a), the Surviving Entity formed by such consolidation or into which the Company is merged shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such Surviving Entity had been named as the Company herein, and thereafter, the predecessor Person shall be relieved of all obligations and covenants under this Indenture and the Securities.

(b) Upon any consolidation of Parent with, or merger of Parent into, any other Person or any conveyance, transfer or lease of all or substantially all of the properties and assets of Parent or of Parent and its Subsidiaries in accordance with Section 10.01(b), the Surviving Entity formed by such consolidation or into which Parent is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, Parent under this Indenture with the same effect as if such Surviving Entity had been named as Parent herein, and thereafter, except in the case of a lease of all or substantially all of Parent’s properties and assets, the predecessor Person shall be relieved of all obligations and covenants under this Indenture and the Securities.”

(gg) Section 14.01 shall be amended and restated in full as follows:

“Section 14.01. Supplemental Indentures Without Consent of Holders. Without the consent of any Holders, Parent and the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee, for any of the following purposes:

(i) to cure any ambiguity or omission or correct any inconsistent or otherwise defective provision contained herein, so long as such action does not adversely affect the interests of the Holders;

(ii) to provide for the assumption by a successor corporation of Parent’s obligations under the indenture or assumption by a successor corporation of the Company’s obligations under the indenture;

(iii) to add guarantees with respect to the Securities;

(iv) to provide security for the Securities;

(v) to add to the covenants of Parent or the Company for the benefit of the Holders, or to surrender any right or power herein conferred upon Parent or the Company;

(vi) to make any change that does not adversely affect the rights of any Holder;

(vii) to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act;

(viii) to appoint a successor Trustee with respect to the indenture;

(ix) to comply with the rules of any applicable Depository; or

(x) to conform the provisions of this Indenture to the “Description of Notes” section contained in the final offering memorandum dated May 5, 2011.”

(hh) The first paragraph of Section 14.02 shall be amended and restated in full as follows:

“Section 14.02. Supplemental Indentures With Consent of Holders. With the consent of the Holders of not less than a majority in Principal Amount of the Outstanding Securities, by Act of said Holders delivered to Parent, the Company and the Trustee, Parent and the Company, when authorized by a Board Resolution, and the Trustee may enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of modifying in any manner the rights of the Holders under this Indenture; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each Outstanding Security affected thereby,”

(ii) Exhibit B to the Indenture shall be amended and restated in full as follows:

“EXHIBIT B

Additional Shares to Be Delivered in Connection with Conversion

Upon a Make-Whole Fundamental Change

	Stock Price
Effective Date	$29.26	$31.11	$35.56	$40.00	$44.44	$48.89	$53.33	$57.78	$62.22	$66.67	$71.11	$75.56
May 10, 2011	5.6957	5.5657	4.6467	3.9462	3.3966	2.9555	2.5949	2.2955	2.0436	1.8291	1.6449	1.4851
May 15, 2012	5.6957	5.5005	4.5806	3.8809	3.3334	2.8950	2.5373	2.2410	1.9923	1.7810	1.5998	1.4429
May 15, 2013	5.6957	5.4215	4.4998	3.8005	3.2546	2.8190	2.4648	2.1722	1.9271	1.7197	1.5422	1.3889
May 15, 2014	5.6957	5.3321	4.4056	3.7049	3.1597	2.7262	2.3752	2.0864	1.8456	1.6424	1.4693	1.3203
May 15, 2015	5.6957	5.2409	4.3059	3.6006	3.0539	2.6211	2.2724	1.9869	1.7502	1.5516	1.3832	1.2392
May 15, 2016	5.6957	5.1388	4.1883	3.4748	2.9208	2.4864	2.1385	1.8559	1.6235	1.4301	1.2674	1.1295
May 15, 2017	5.6957	5.0444	4.0700	3.3373	2.7735	2.3324	1.9819	1.7000	1.4706	1.2818	1.1252	0.9939
May 15, 2018	5.6957	4.9811	3.9708	3.2085	2.6211	2.1635	1.8030	1.5164	1.2866	1.1007	0.9493	0.8250
May 15, 2019	5.6957	4.8786	3.8185	3.0098	2.3859	1.9019	1.5258	1.2330	1.0049	0.8268	0.6874	0.5776
May 15, 2020	5.6957	4.7975	3.6710	2.7847	2.0847	1.5388	1.1217	0.8109	0.5848	0.4238	0.3113	0.2338
May 15, 2021	5.6957	4.7664	3.6018	2.6263	1.7606	0.9846	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
May 15, 2026	5.6957	4.7621	3.5404	2.5370	1.6740	0.9237	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
May 15, 2031	5.6957	4.9584	3.6350	2.5741	1.6736	0.8958	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
May 15, 2036	5.6957	5.4646	3.8314	2.6216	1.6570	0.8595	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
May 15, 2041	5.6957	3.6647	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

”

Section 3.03. Addition of Guarantee. The following shall be added as a new Article 15 of the Indenture:

“ARTICLE 15

GUARANTEE

Section 15.01. Guarantee. Subject to the provisions of this Indenture and any supplemental indenture hereto, Parent hereby irrevocably and unconditionally guarantees, on a senior basis (the “Guarantee”), to each Holder of a Security outstanding on the date of the First Supplemental Indenture or any Security thereafter authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, that: (1) the principal of and interest on the Securities shall be paid in full when due, whether at maturity, by acceleration or otherwise; (2) in case of any extension of time in payment or renewal of any Securities or pursuant to any cure period provisions of the Securities or the Indenture, they shall be paid in full when due in accordance with the terms of the extension or renewal or cure period; and (3) all other obligations of the Company under the Securities and the Indenture shall be paid in full when due, whether at maturity, by acceleration or otherwise. Failing payment when due by the Company of any amount so guaranteed, Parent shall be obligated to pay the same. Parent agrees that this is a guarantee of payment and not a guarantee of collection.

Parent hereby agrees that its obligations with regard to the Guarantee shall be unconditional, irrespective of any circumstances which might otherwise constitute a legal or equitable defense of a guarantor. In the event of a default in the payment of principal or interest the Trustee or any Holder of Securities may seek to enforce the Guarantee against Parent without first proceeding against the Company.

If any Holder or the Trustee is required by any court or otherwise to return to either the Company or Parent, or any custodian acting in relation to either the Company or Parent, any amount paid by the Company or Parent to the Trustee or such Holder, the Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Parent agrees that it shall not be entitled to any right of subrogation in relation to the Holders or the Trustee in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

The Guarantee is a continuing guarantee and shall remain in full force and effect and shall be binding upon Parent and its successors and assigns until full and final payment of all of principal and interest under the Securities and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.

Notwithstanding any other provision of this Indenture or the Securities,

(i) where this Indenture or the Securities require any payment of cash or delivery of shares of Common Stock to be made by the Company to any party (including, without limitation, in connection with any conversion, redemption, purchase or repurchase of the Securities pursuant to the terms of this Indenture), the obligation to make such payment or deliver such shares of Common Stock shall be satisfied in full if made by Parent on behalf of the Company;

(ii) where this Indenture or the Securities require that the Company repurchase all or a portion of the Securities, including where this Indenture or the Securities require the Company to repurchase the Securities if a Fundamental Change occurs, the obligation to make such repurchase shall be satisfied in full if made by Parent, in lieu of the Company, subject to the terms and conditions of this Indenture; and

(iii) where this Indenture or the Securities permits the Company to redeem the Securities as a whole, or from time to time in part, at its option, such redemption may be made by Parent, in lieu of the Company, subject to the terms and conditions of this Indenture.

In the event the Indenture is satisfied and discharged as provided in Article 13 thereof, the Trustee will execute any documents reasonably required in order to evidence the release of Parent from its obligations under the Guarantee.”

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

NOVELLUS SYSTEMS, INC., as Issuer

By:	/s/ Richard S. Hill
Name:	Richard S. Hill
Title:	Chief Executive Officer

LAM RESEARCH CORPORATION, as Guarantor

By:	/s/ Ernest E. Maddock
Name:	Ernest E. Maddock
Title:	Senior Vice President and Chief Financial Officer

The Bank of New York Mellon Trust Company, N.A., as Trustee

By:	/s/ Teresa Petta
Name:	Teresa Petta
Title:	Vice President

[Signature Page to First Supplemental Indenture]